UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934(1)


                              (AMENDMENT NO. 1)


                            POINT THERAPEUTICS, INC.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                    730694106
                                 (CUSIP Number)

                                  OCTOBER 2, 2003
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
                               Schedule is filed:

                          |_| Rule 13d-1(b)
                          |X| Rule 13d-1(c)
                          |_| Rule 13d-1(d)


----------
         1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

           The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




CUSIP No. 730694106                     13G                  Page 1 of 13 Pages

--------------------------------------------------------------------------------
1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             ProQuest Investments, L.P.         04-3428180
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**        (a)  |_|
                                                                  (b)  |X|
--------------------------------------------------------------------------------
3.      SEC USE ONLY

--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
   NUMBER OF    5.      SOLE VOTING POWER

    SHARES              -0-
                ----------------------------------------------------------------
 BENEFICIALLY   6.      SHARED VOTING POWER

   OWNED BY             1,011,150
                ----------------------------------------------------------------
     EACH       7.      SOLE DISPOSITIVE POWER

  REPORTING             -0-
                ----------------------------------------------------------------
  PERSON WITH    8.     SHARED DISPOSITIVE POWER

                        1,011,150
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,011,150
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
        CERTAIN SHARES**                                               |_|

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.65%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON**

        PN
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT


CUSIP No. 730694106                     13G                  Page 2 of 13 Pages

--------------------------------------------------------------------------------
1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             ProQuest Companion Fund, L.P.      04-3428725
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**        (a)  |_|
                                                                  (b)  |X|
--------------------------------------------------------------------------------
3.      SEC USE ONLY

--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
   NUMBER OF    5.      SOLE VOTING POWER

    SHARES              -0-
                ----------------------------------------------------------------
 BENEFICIALLY   6.      SHARED VOTING POWER

   OWNED BY             13,125
                ----------------------------------------------------------------
     EACH       7.      SOLE DISPOSITIVE POWER

  REPORTING             -0-
                ----------------------------------------------------------------
 PERSON WITH    8.      SHARED DISPOSITIVE POWER

                        13,125
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        13,125
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
        CERTAIN SHARES**                                               |_|

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.09%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON**

        PN
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT


CUSIP No. 730694106                     13G                  Page 3 of 13 Pages

--------------------------------------------------------------------------------
1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             ProQuest Investments II, L.P.      22-3764772
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**        (a)  |_|
                                                                  (b)  |X|
--------------------------------------------------------------------------------
3.      SEC USE ONLY

--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
   NUMBER OF    5.      SOLE VOTING POWER

    SHARES              -0-
                ----------------------------------------------------------------
 BENEFICIALLY   6.      SHARED VOTING POWER

   OWNED BY             1,554,000
                ----------------------------------------------------------------

     EACH       7.      SOLE DISPOSITIVE POWER

  REPORTING             -0-
                ----------------------------------------------------------------
 PERSON WITH    8.      SHARED DISPOSITIVE POWER

                        1,554,000
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,554,000
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
        CERTAIN SHARES**                                               |_|

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        10.09%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON**

        PN
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT


CUSIP No. 730694106                     13G                  Page 4 of 13 Pages

--------------------------------------------------------------------------------
1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             ProQuest Investments II Advisors Fund, L.P.     22-3784567
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**        (a)  |_|
                                                                  (b)  |X|
--------------------------------------------------------------------------------
3.      SEC USE ONLY

--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
   NUMBER OF    5.      SOLE VOTING POWER

    SHARES              -0-
                ----------------------------------------------------------------
 BENEFICIALLY   6.      SHARED VOTING POWER

   OWNED BY             46,725
                ----------------------------------------------------------------
     EACH       7.      SOLE DISPOSITIVE POWER

  REPORTING             -0-
                ----------------------------------------------------------------
 PERSON WITH    8.      SHARED DISPOSITIVE POWER

                        46,725
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        46,725
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
        CERTAIN SHARES**                                               |_|

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.31%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON**

        PN
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT


CUSIP No. 730694106                     13G                  Page 5 of 13 Pages

--------------------------------------------------------------------------------
1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             ProQuest Associates LLC            04-3428185
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**        (a)  |_|
                                                                  (b)  |X|
--------------------------------------------------------------------------------
3.      SEC USE ONLY

--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
   NUMBER OF    5.      SOLE VOTING POWER

    SHARES              -0-
                ----------------------------------------------------------------
 BENEFICIALLY   6.      SHARED VOTING POWER

   OWNED BY             1,024,275
                ----------------------------------------------------------------
     EACH       7.      SOLE DISPOSITIVE POWER

  REPORTING             -0-
                ----------------------------------------------------------------
 PERSON WITH    8.      SHARED DISPOSITIVE POWER

                        1,024,275
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,024,275
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
        CERTAIN SHARES**                                               |_|

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.73%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON**

        OO*
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT


CUSIP No. 730694106                     13G                  Page 6 of 13 Pages

--------------------------------------------------------------------------------
1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             ProQuest Associates II LLC         22-3764735
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**        (a)  |_|
                                                                  (b)  |X|
--------------------------------------------------------------------------------
3.      SEC USE ONLY

--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
   NUMBER OF    5.      SOLE VOTING POWER

    SHARES              -0-
                ----------------------------------------------------------------
 BENEFICIALLY   6.      SHARED VOTING POWER

   OWNED BY             1,600,725
                ----------------------------------------------------------------
     EACH       7.      SOLE DISPOSITIVE POWER

  REPORTING             -0-
                ----------------------------------------------------------------
 PERSON WITH    8.      SHARED DISPOSITIVE POWER

                        1,600,725
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,600,725
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
        CERTAIN SHARES**                                               |_|

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        10.39%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON**

        OO
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT


CUSIP No. 730694106                     13G                  Page 7 of 13 Pages

--------------------------------------------------------------------------------
1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Jay Moorin
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**        (a)  |_|
                                                                  (b)  |X|
--------------------------------------------------------------------------------
3.      SEC USE ONLY

--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
   NUMBER OF    5.      SOLE VOTING POWER

    SHARES              -0-
                ----------------------------------------------------------------
 BENEFICIALLY   6.      SHARED VOTING POWER

   OWNED BY             2,625,000
                ----------------------------------------------------------------
     EACH       7.      SOLE DISPOSITIVE POWER

  REPORTING             -0-
                ----------------------------------------------------------------
 PERSON WITH    8.      SHARED DISPOSITIVE POWER

                        2,625,000
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,625,000
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
        CERTAIN SHARES**                                               |_|

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        16.67%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON**

        IN
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT


CUSIP No. 730694106                     13G                  Page 8 of 13 Pages

--------------------------------------------------------------------------------
1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Alain Schreiber
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**        (a)  |_|
                                                                  (b)  |X|
--------------------------------------------------------------------------------
3.      SEC USE ONLY

--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        United States Resident Alien
--------------------------------------------------------------------------------
   NUMBER OF    5.      SOLE VOTING POWER

    SHARES              -0-
                ----------------------------------------------------------------
 BENEFICIALLY   6.      SHARED VOTING POWER

   OWNED BY             2,625,000
                ----------------------------------------------------------------
     EACH       7.      SOLE DISPOSITIVE POWER

  REPORTING             -0-
                ----------------------------------------------------------------
 PERSON WITH    8.      SHARED DISPOSITIVE POWER

                        2,625,000
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,625,000
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
        CERTAIN SHARES**                                               |_|

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        16.67%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON**

        IN
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT


CUSIP No. 730694106                     13G                  Page 9 of 13 Pages

--------------------------------------------------------------------------------
1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Joyce Tsang
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**        (a)  |_|
                                                                  (b)  |X|
--------------------------------------------------------------------------------
3.      SEC USE ONLY

--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
   NUMBER OF    5.      SOLE VOTING POWER

    SHARES              -0-
                ----------------------------------------------------------------
 BENEFICIALLY   6.      SHARED VOTING POWER

   OWNED BY             2,625,000
                ----------------------------------------------------------------
     EACH       7.      SOLE DISPOSITIVE POWER

  REPORTING             -0-
                ----------------------------------------------------------------
 PERSON WITH    8.      SHARED DISPOSITIVE POWER

                        2,625,000
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,625,000
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
        CERTAIN SHARES**                                               |_|

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        16.67%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON**

        IN
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT


CUSIP No. 730694106                     13G                  Page 10 of 13 Pages

--------------------------------------------------------------------------------
1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Pasquale DeAngelis
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**        (a)  |_|
                                                                  (b)  |X|
--------------------------------------------------------------------------------
3.      SEC USE ONLY

--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
   NUMBER OF    5.      SOLE VOTING POWER

    SHARES              -0-
                ----------------------------------------------------------------
 BENEFICIALLY   6.      SHARED VOTING POWER

   OWNED BY             2,625,000
                ----------------------------------------------------------------
     EACH       7.      SOLE DISPOSITIVE POWER

  REPORTING             -0-
                ----------------------------------------------------------------
 PERSON WITH    8.      SHARED DISPOSITIVE POWER

                        2,625,000
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,625,000
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
        CERTAIN SHARES**                                               |_|

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        16.67%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON**

        IN
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT


CUSIP No. 730694106                     13G                  Page 11 of 13 Pages

        This Amendment No. 1 to Schedule 13G amends the Schedule 13G originally filed jointly on October 28, 2003 by ProQuest Investments, L.P., ProQuest Companion Fund, L.P., ProQuest Investments II, L.P., ProQuest Investments II Advisors Fund, L.P., ProQuest Associates LLC, ProQuest Associates II LLC, Jay Moorin, Alain Schreiber, Joyce Tsang and Pasquale DeAngelis.

ITEM 2(B).      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.


        Item 2(b) is amended and restated in its entirety as follows:

        The address of the principal business office of each of the Reporting Persons is 600 Alexander Park, Suite 204, Princeton, New Jersey 08540.









CUSIP No. 730694106                     13G                  Page 12 of 18 Pages

                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATED:  November 21, 2003

                                     /s/ Pasquale DeAngelis
                                     ------------------------------------------
                                     Pasquale DeAngelis, individually, as a
                                     member of ProQuest Associates LLC and
                                     ProQuest Associates II LLC, as a member of
                                     ProQuest Associates LLC on behalf of
                                     ProQuest Investments, L.P. and ProQuest
                                     Companion Fund, L.P., and as a member of
                                     ProQuest Associates II LLC on behalf of
                                     ProQuest Investments II, L.P. and ProQuest
                                     Investments II Advisors Fund, L.P.



                                     /s/ Jay Moorin*
                                     ------------------------------------------
                                     Jay Moorin, individually


                                     /s/  Alain Schreiber*
                                     ------------------------------------------
                                     Alain Schreiber, individually


                                     /s/ Joyce Tsang*
                                     ------------------------------------------
                                     Joyce Tsang, individually

*By: /s/ Pasquale DeAngelis
     ---------------------------------------
     Pasquale DeAngelis, Attorney-in-Fact
     Power of attorney filed as an exhibit hereto



CUSIP No. 730694106                     13G                  Page 13 of 13 Pages

                                                                       EXHIBIT 1

                             JOINT FILING AGREEMENT

         The undersigned hereby agree that the statement on Schedule 13G with respect to the shares of common stock of Point Therapeutics, Inc. is, and any amendment thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended. The undersigned hereby further agree that this Joint Filing Agreement be included as an exhibit to such statement and any such amendment. This Joint Filing Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.


Dated: October 27, 2003

                                                          *
                                       ------------------------------------
                                       Pasquale DeAngelis, individually, as a
                                       member of ProQuest Associates LLC
                                       and ProQuest Associates II LLC, as a
                                       member of ProQuest Associates LLC on
                                       behalf of ProQuest Investments, L.P. and ProQuest Companion Fund, L.P., and as a member of ProQuest Associates II LLC on behalf of ProQuest Investments II, L.P. and ProQuest Investments II Advisors Fund, L.P.


                                                          *
                                       ------------------------------------
                                       Jay Moorin, individually



                                                          *
                                       ------------------------------------
                                       Alain Schreiber, individually


                                                          *
                                       ------------------------------------
                                       Joyce Tsang, individually


*By: /s/ Pasquale DeAngelis
     ---------------------------------------
     Pasquale DeAngelis, Attorney-in-Fact
     Power of attorney filed as an exhibit hereto

                                                                       EXHIBIT 2

                                POWER OF ATTORNEY

                  KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints, as of the date hereof, Pasquale DeAngelis, his or her true and lawful attorney-in-fact with full power of substitution, resubstitution and revocation, for the undersigned and in the undersigned's name, place and stead, in any and all capacities, including, but not limited to, the undersigned's individual capacity and the undersigned's capacity as a member of (i) ProQuest Associates LLC, a Delaware limited liability company ("Associates"), and (ii) ProQuest Associates II LLC, a Delaware limited liability company ("Associates II"), to execute all agreements, certificates, forms, instruments, or other documents, and to take any action, necessary to file beneficial ownership reports on Schedules 13D and 13G and Forms 3, 4 and 5 (including any amendments thereto, and including any beneficial ownership reports which may in the future be required by the Securities and Exchange Commission to be filed provided that the purpose and form of such reports is substantially similar to Schedules 13D or 13G or Form 3, 4 or 5) under the Securities Exchange Act of 1934 with the Securities and Exchange Commission or any stock exchange or similar authority, in connection with any equity investments in Point Therapeutics, Inc. by each of the undersigned in his or her individual capacity and by each of ProQuest Investments, L.P. ("Investments"), ProQuest Companion Fund, L.P. ("Companion"), ProQuest Investments II, L.P. ("Investments II) and ProQuest Investments II Advisors Fund, L.P. ("Advisors", and together with Associates, Associates II, Investments, Companion and Investments II, the "Companies").

                  In connection with the appointment of such attorney-in-fact, each of the undersigned hereby grants unto said attorney-in-fact full power and authority to do and perform each and every act and thing which, in the opinion of such attorney-in-fact, may be requisite, necessary, proper or of benefit to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, thereby ratifying and confirming all that said attorney-in-fact (or attorney-in-fact's substitute or substitutes), may lawfully do or cause to be done by virtue hereof, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his own discretion. Each of the undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned's or the Companies' responsibilities to comply with Section 13 or Section 16 of the Securities Exchange Act of 1934.

Dated:  As of October 27, 2003

                                                  /s/ Jay Moorin
                                                  ------------------------------
                                                  Jay Moorin


                                                  /s/ Alain Schreiber
                                                  ------------------------------
                                                  Alain Schreiber


                                                  /s/ Joyce Tsang
                                                  ------------------------------
                                                  Joyce Tsang